Exhibit 51

                            Merger Bulletin


                         [Great Western Logo]


June 2, 1997                                               Vol. 1 Number 12

To All Employees


                      Securities Analysts Support
                 Great Western/WAMU Merger in New Ad

The attached advertisement appeared in Monday's Wall Street Journal, New York Times, Los Angeles Times and American Banker.

Titled "Read What The Experts Are Saying About Washington Mutual And Great Western," the ad features quotes from securities analysts who are stock market observers who are following the merger.

[A complete copy of the advertisement filed by Great Western Financial Corporation with the Securities and Exchange Commission on June 2, 1997 is attached to this bulletin.]

Published by Corporate Communications -- Great Western -- N 11 36 -- 9200 Oakdale Avenue, Chatsworth, CA